EXHIBIT 2.1

To:	The Directors (Renergen Board) Renergen Limited
Address:	Sandton Gate, Second Floor,
25 Minerva Avenue,
Glenadrienne, Sandton,
Gauteng, 2196
Attention:	The Chairman

Dear Sirs

FIRM INTENTION BY ASP ISOTOPES INC. (ASPI) TO MAKE AN OFFER TO ACQUIRE ALL ISSUED ORDINARY SHARES IN RENERGEN LIMITED (THE COMPANY) (ASPI AND THE COMPANY COLLECTIVELY REFERRED TO AS THE PARTIES, AND EACH A PARTY) (OTHER THAN SHARES HELD IN TREASURY BY SUBSIDIARIES OF THE COMPANY, IF ANY), FROM THE COMPANY’S SHAREHOLDERS

1. Introduction

a.	Capitalised terms used in this letter and not otherwise defined, shall have the same meaning assigned to such terms under the South African Companies Act, 2008, as amended (Companies Act).

b.

We refer to the confidential negotiations between representatives of ASPI and representatives of the Company in respect of a proposed transaction in terms of which ASPI intends to acquire all the ordinary shares of no par value in the Company (other than shares held in treasury by subsidiaries of the Company (Treasury Shares), if any) (Target Shares) from the existing shareholders of the Company (Renergen Shareholders), in consideration for the issue by ASPI of new ASPI common stock (Consideration Shares) to the Renergen Shareholders.

c.

ASPI is pleased to present this letter to the Renergen Board confirming ASPI’s firm intention (as contemplated in Chapter 5 of the Companies Act, and Chapter 5 of the Companies Regulations, 2011 (Companies Regulations)) to make an offer (Offer) on the following terms:

i.

ASPI will offer to acquire 100% of the Target Shares from Renergen Shareholders by way of a scheme of arrangement (Scheme) to be proposed by the independent directors of the Renergen Board (Renergen Independent Board) between the Company and the Renergen Shareholders in accordance with section 114(1)(d) of the Companies Act; and

ii.

if the Scheme lapses or fails solely due to one or more of the Scheme Conditions, contemplated under paragraph 5.c, not being fulfilled and, where applicable, waived, ASPI, as part of the same Offer, will automatically and without further actions being required from it, make an offer to acquire up to 100% of the Target Shares from Renergen Shareholders by way of general stand-by offer which will not be subject to any condition as to acceptances (Stand-by Offer), which firm intention Offer is subject only to receiving written confirmation from the Renergen Independent Board, by no later than 20 May 2025, by the counter signature and return of a signed copy of this letter to ASPI, that the Company will cooperate with ASPI to implement the Offer and that the Renergen Board will propose the Scheme to the Renergen Shareholders, in accordance with the terms of this letter.

d.

The purpose of this letter is to set out the terms and conditions of the Offer, including the Scheme and the Stand-by Offer (collectively the Transaction). Should this letter be counter signed in accordance with paragraph 1.c above, no further agreements need to be concluded between ASPI and the Company to undertake the Transaction.

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2. Transaction mechanism

a.	The Scheme will be implemented on the basis that:

i.

the Scheme will constitute an affected transaction as defined in section 117(1)(c) of the Companies Act and will be regulated in terms of the Companies Act, the Companies Regulations and by the Takeover Regulations Panel (TRP) and by the JSE Limited (JSE);

ii.

the Scheme will be implemented in terms of section 114 of the Companies Act and will be proposed by the Renergen Board between the Company and the Renergen Shareholders, including Renergen Shareholders holding Target Shares on the Australian Securities Exchange (ASX);

iii.

if the Scheme is approved and becomes unconditional, Renergen Shareholders will receive the Consideration Shares at the ratio of 0.09196 Consideration Shares for every 1 (one) Target Share held on the record date for participation in the Scheme (Consideration Ratio) provided that:

1.	the number of Consideration Shares will be rounded down to the nearest whole number resulting in allocations of whole Consideration Shares only;

2.

in respect of any fractional entitlements that arise, ASPI will make a cash payment to such Renergen Shareholders in accordance with the JSE Listings Requirements and will retain sufficient funds in escrow to make such fractional entitlement cash payments, in accordance with the Companies Regulations; and

3.

ASPI will deposit an amount of ZAR4,500,000 into an escrow account, administered by Tiaan Smuts Attorneys Incorporated for the sole purpose of settling any fractional entitlements and deliver an irrevocable unconditional cash confirmation to the TRP in respect thereof, as contemplated in Regulation 111(4) of the Takeover Regulations;

4.

the Consideration Ratio has been calculated on the basis that there will be 155 170 891 Target Shares capable of participating in the Scheme, which includes (i) the Target Shares in issue on the date of this letter and (ii) the Target Shares which the Company is obliged to issue in terms of the Renergen Bonus Share Plan, approved in 2017 (Bonus Share Plan). Subject to rounding down to the nearest whole number, a maximum of 14,270,000 Consideration Shares will be issued by ASPI as the Scheme consideration or the Standby Offer consideration, therefore should there be more than 155 170 891 Target Shares in issue or, which are required to be issued, on the record date for participation in the Scheme or on the opening date of the Standby Offer, the Consideration Ratio will be adjusted downwards on a pro rata basis to reflect same;

iv.

if any Target Shares are required to be issued to AIRSOL SRL in terms of Renergen’s convertible debentures or for any other reason, the Consideration Ratio will be adjusted downward on a pro rata basis to reflect same, as the maximum Consideration Shares shall at all times be capped at 14,270,000 Consideration Shares;

v.

in anticipation of the Transaction being implemented, ASPI will seek a secondary inward listing of the ASPI common stock on the JSE (Secondary Listing) and the Consideration Shares offered to holders of Target Shares recorded in the JSE share register of the Company will be listed on the JSE;

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vi.

a combined circular to Renergen Shareholders in relation to the Scheme as contemplated in regulation 106(2) and (3) of the Companies Regulations (Circular) will be prepared, the distribution of which will be subject to conditions precedent set out in paragraph 4 below;

vii.

the Scheme will be subject to the conditions precedent set out in paragraph 5.a and 5.c below. If the conditions precedent set out in paragraph 5.a and 5.c below are not fulfilled or, where permissible, waived by the longstop date (or any extended longstop date) set out in paragraph 5 below, the Scheme will fail and will not be implemented;

viii.

should the Circular be posted and all the conditions precedent set out in paragraph 5.a and 5.c below be fulfilled, or, where permissible, waived, and the Scheme becomes operative, ASPI will issue the Consideration Shares to Renergen Shareholders and make the cash payments for fractional entitlements in consideration for the transfer of the Target Shares to ASPI as set out in paragraph iii above for each Target Share held on the record date for the Scheme;

ix.

after the implementation of the Scheme, ASPI will hold 100% of the issued shares in the Company, and the Renergen Shareholders will hold no more than 14,270,000 Consideration Shares (subject to rounding down to the nearest whole number) in ASPI;

x.	following implementation of the Scheme, the Company will de-list from the JSE, A2X and the ASX; and

xi.

other than for purposes of complying with its obligations under or pursuant to the Bonus Share Plan existing as at the date of signature of this Offer, the Company will not, from the date of signature of this Offer by ASPI until the Scheme (or the Stand-by Offer, if applicable) is implemented:

1.	declare any dividends or make any other distributions whatsoever to Renergen Shareholders; or

2.	issue any shares, options, convertible instruments or other equity-linked securities whatsoever, (whether to existing shareholders or to any other person),

without the prior written consent of ASPI (which shall not be unreasonably withheld or delayed).

b.

If the Scheme lapses or fails solely due to any one or more of the Scheme Conditions, contemplated under paragraph 5.c not being fulfilled and, where applicable, waived (Stand-by Offer Trigger Event), the Stand-by Offer will be implemented as follows:

i.	the Stand-by Offer will be regulated in terms of the Companies Act, the Companies Regulations and by the TRP, JSE and ASX (to the extent applicable);

ii.	the Stand-by Offer will automatically become effective and open for acceptance by the Renergen Shareholders with effect from the date and time that a Stand-by Offer Trigger Event occurs;

iii.

the consideration payable for each Target Share in respect of which the Stand-by Offer is accepted will be equal to the consideration offered by ASPI in terms of the Scheme as set out in paragraph 2.a.iii above;

iv.	the provisions of paragraphs 2a.iii and 2a.iv will apply to the Stand-by Offer mutatis mutandis;

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v.

in anticipation of the Transaction being implemented, ASPI will seek the Secondary Listing, and the Consideration Shares offered to holders of Target Shares recorded in the South African share register of the Company will be listed on the JSE;

vi.

In the event that either the Scheme or the Stand-by Offer results in ASPI acquiring at least 51% (fifty one percent) of the issued shares in the Company after such event, Renergen will become an operating subsidiary of ASPI and will continue to be led by current CEO, Stefano Marani, who will join the ASPI board and become the CEO of the Electronics and Space Division of ASPI. Nick Mitchell will become Co-COO for the group alongside Robert Ainscow. Multiple members of ASPI’s engineering team and project management team may transition to Renergen as needed to ensure timely completion of phase 1C and phase 2.

vii.

ASPI will ensure the equitable treatment of holders of share appreciation rights under the existing Renergen Equity-Settled Share Appreciation Rights Plan 2021, as required in terms of the Companies Regulations.

3. General undertakings

a.

To the extent that it is within their respective control, ASPI and the Company agree to implement the Transaction and the Secondary Listing in accordance with the terms of this letter, the provisions of the Companies Act and the provisions of Chapter 5 of the Companies Regulations.

b.

Each of ASPI and the Company shall use its reasonable endeavours to implement the actions contemplated in the Transaction within the periods contemplated in the Transaction timetable to be set out in the announcement and Circular.

c.

If by reason of law any step forming part of the Transaction is not achievable, ASPI and the Company shall use their reasonable endeavours toidentify, agree upon and implement replacement steps which (i) to the extent permissible by law, have the same, or substantially the same, effect as the step that could not be achieved by reason of law, and (ii) do not alter the economic effect of the Transaction.

4. Posting conditions

a.	The posting of the Circular to Renergen Shareholders will be subject to the fulfilment of the conditions that (Posting Conditions), by no later than 30 June 2025:

i.

the Independent Expert (as defined below) has delivered its opinion in respect of the Offer consideration to the Renergen Independent Board of the Company, in accordance with section 114 of the Companies Act and regulations 90 and 110 of the Companies Regulations;

ii.

the Independent Expert has delivered to the Company an opinion that the terms and conditions, including the consideration offered to Renergen Shareholders under the Offer, are reasonable to Renergen Shareholders; and

iii.

following receipt of the above opinion from the Independent Expert, the Renergen Independent Board has recommended that Renergen Shareholders vote in favour of the Scheme, or alternatively, accept the Stand-by Offer;

iv.

all requisite approvals have been received from the JSE, ASX, the TRP and the Financial Surveillance Department of the South African Reserve Bank (FinSurv) for the posting of the Circular, to the extent required.

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b.	The Posting Conditions cannot be waived.

c.

Subject to regulatory requirements, ASPI will be entitled to extend the date for the fulfilment of the Posting Conditions by up to 45 (forty five) days, in its sole discretion, upon written notice to the Company. Any extension longer than the aforementioned period, must be agreed in writing by ASPI and the Company.

5. Offer conditions

a.	The Transaction will be subject to the fulfilment (or waiver in terms of paragraph 5.d below) of the following conditions precedent (Offer Conditions):

i.

the written consent for the transfer of the Target Shares in terms of the Offer is obtained from the Industrial Development Corporation of South Africa and the United States International Development Finance Corporation (Lenders) in terms of the change of control provisions under their respective loan and/or funding arrangements with the Company and subsidiaries of the Company and that the Lenders agree not to proceed in foreclosing on outstanding debt due by those subsidiaries, as a result of any breach of covenants, event of default or otherwise, prior to 31 July 2027;

ii.

the written consent for the transfer of the Target Shares in terms of the Offer is obtained from The Standard Bank of South Africa (SBSA) in terms of the change of control provisions under its respective loan(s) and/or funding arrangement(s) with the Company and SBSA agrees to extend the repayment date for the loan(s) and/or funding arrangement(s) to at least 31 March 2026;

iii.	AIRSOL SRL agrees to extend the maturity date for the convertible debentures that it holds in Renergen, to at least 31 March 2026;

iv.

that all regulatory approvals, except for the requirement that Takeover Panel issue a compliance certificate to Renergen in terms of section 121(b) of the Companies Act, required to implement the Transaction are obtained, including receipt of (i) FinSurv granting the requisite approvals as provided for in the South African Exchange Control Regulations (in terms of the South African Currency and Exchanges Act, 1933) to implement the Transaction (ii) the JSE granting all requisite approvals under the JSE Listings Requirements in respect of the Transaction, and (iii) the ASX and Australian Securities & Investments Commission granting all requisite approvals in respect of the Transaction (to the extent required);

v.

that all regulatory approvals required for the Secondary Listing of ASPI common stock are obtained, including (i) the FinSurv granting the requisite approvals as provided for in the South African Exchange Control Regulations (in terms of the South African Currency and Exchanges Act, 1933) to implement the Secondary Listing of ASPI common stock, and (ii) the JSE granting all requisite approvals under the JSE Listings Requirements in respect of the Secondary Listing of ASPI common stock;

vi.

that the relevant competition authorities have granted such approvals under the Competition Act, 1998 and any other laws applicable in order to implement the Transaction, either unconditionally or subject to conditions acceptable to ASPI in its sole discretion;

vii.

a Material Adverse Change (as defined below) has not occurred by the date on which the last of the conditions to the Scheme or the Stand-by Offer, other than this condition, has been fulfilled or waived;

For purposes of this paragraph 5.a.vii, the term “Material Adverse Change” shall mean:

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1.

the Company having committed a breach of any of its material undertakings set out in paragraph 7 (Conduct of Business Undertakings) and, where such breach is capable of being remedied, not having remedied such breach within 30 (thirty) business days of receipt of written notice from ASPI requiring it to do so (and in any event by no later than the date on which the last of the conditions to the Scheme or the Stand-by Offer, other than this condition in paragraph viii, has been fulfilled or waived);

2.

any event, change or circumstance (or any series of combination thereof) that has occurred, or may reasonably be expected to occur which, individually or in aggregate, will have, or is reasonably likely to have a material adverse effect on the business, operations, financial condition or prospects of the Company and/or a subsidiary of the Company. For the purposes of this clause “materially adverse effect” shall mean anything that is expected to result in a reduction of at least 20% (twenty percent) in the Renergen group’s enterprise/equity value, comprising the total equity value (as per the Consolidated Statement of Financial Position in Renergen’s most recently published results (SOFP)) plus interest bearing borrowings (as per the SOFP), excluding the impact of any funding provided by ASPI to Renergen, as determined by an auditor or independent expert appointed by the Parties on agreement within 3 days of receipt of notification from the Company or if there is no agreement then by the most senior officer for the time being of the South African Institute of Chartered Accountants. The Company shall promptly notify ASPI in writing upon becoming aware of any actual or potential Material Adverse Change. A reduction in enterprise/equity value will not constitute a material adverse effect to the extent it results from:

a.	any event, change or circumstance which is temporary in nature;
b.	changes in accounting standards; or
c.	any fact fairly disclosed in writing to ASPI prior to the date of this Offer.

viii.

the funding arrangement entered into between Renergen and ASPI is ratified by Renergen Shareholders by way of an ordinary resolution at a general meeting called for such purpose prior to the Scheme Meeting;

b.

In order to comply with section 121(b) of the Companies Act and regulation 102(13) of the Companies Regulations, notwithstanding the fulfilment of the conditions, the Offer shall not be implemented unless and until the Takeover Panel has issued a compliance certificate in respect of the Offer in terms of section 119(4)(b) of the Companies Act.

c.

In addition to the Offer Conditions, the Scheme will be subject to (and will only become operative on the relevant operational date upon) the fulfilment (or waiver in terms of paragraph 5.d below) of the following conditions precedent (Scheme Conditions):

i.	either:

1.

no Renergen Shareholder (i) gives notice objecting to the resolution required to approve the Scheme in terms of section 115(2) of the Companies Act (Scheme Resolution), as contemplated in section 164(3) of the Companies Act, and (ii) votes against the Scheme Resolution at the general meeting to be convened by the Company to approve the Scheme Resolution (General Meeting); or

2.

if any Renergen Shareholder gives notice objecting to the Scheme Resolution as contemplated in section 164(3) of the Companies Act and then votes against the Scheme Resolution at the General Meeting, that no Renergen Shareholders exercise their Appraisal Rights, by giving valid demands in terms of sections 164(5) to 164(8) of the Companies Act;

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ii.	the Scheme Resolution is approved by the requisite majority of votes of the Renergen Shareholders at the General Meeting as contemplated in section 115(2) of the Companies Act;

iii.	to the extent required in terms of section 115(3)(a) of the Companies Act, the High Court of South Africa (Court) approves the implementation of the Scheme Resolution;

iv.	if any person who voted against the Scheme Resolution applies to Court for a review of the Scheme Resolution in terms of section 115(3)(b) and section 115(6) of the Companies Act, either:

1.	leave to apply to Court for any such review is refused; or
2.	if leave is so granted, the Court refuses to set aside the Scheme Resolution;

v.	the Scheme Resolution is not withdrawn or treated as a nullity;

d.

The longstop date in respect of the fulfilment (or waiver, where applicable) of the Offer Conditions and the Scheme Conditions is 30 September 2025. ASPI may, by notice in writing to the Company, waive:

i.	the Offer Conditions in paragraphs 5.a.i, 5.a.ii, 5.a.iii and 5.a.vii; and
ii.	the Scheme Conditions in paragraph 5.c.i.

e.

Subject to regulatory requirements, ASPI will be entitled to extend the date for the fulfilment of the Offer Conditions and the Scheme Conditions by up to 60 (sixty) days, in its sole discretion, upon written notice to the Company. Any extension longer than the aforementioned period must be agreed in writing by ASPI and the Company.

f.

The making of the Stand-by Offer will be subject to the occurrence of a Standby Offer Trigger Event, and the Stand-by Offer will only become operative on the relevant operational date, subject to the fulfilment (or waiver by ASPI to the extent permissible) of the Offer Conditions.

]6. Transaction Circular

a.

Notwithstanding anything to the contrary in this letter, but subject to compliance with applicable law, each of ASPI and the Company undertakes to the other of them that it will not distribute any circular or notification to the Renergen Shareholders relating to the Transaction (including the firm intention announcement to be released in terms of regulation 101 of the Companies Regulations (Firm Intention Announcement) and the Circular) without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

b.

Save for the Pre-listing Statement required for the Secondary Listing which will be prepared by ASPI’s advisor, the Company’s advisors have been instructed to prepare (i) the Circular and (ii) all submissions, applications and documents required to be furnished to the TRP, FinSurv and the JSE in order to procure the fulfilment of the Posting Conditions (Circular Documentation).

c.	ASPI undertakes to provide the Company promptly with all assistance and information that is reasonably requested by the Company in order to procure the fulfilment of the Posting Conditions.

d.	ASPI and the Company shall procure that their advisors:

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i.

submit drafts and revised drafts of the Circular Documentation to each other’s advisors with reasonably sufficient time, having regard to the nature, length and completeness of the submission process, for review and comment;

ii.

take into account any reasonable comments from each other and their legal advisors for the purposes of preparing revised drafts of the Circular Documentation, provided that the Renergen Independent Board shall form its own opinion on the Transaction and the consideration being offered, taking into account the opinion of an Independent Expert;

iii.	to the extent applicable, provide copies of all documents and communications made to or received from the TRP, FinSurv and the JSE in connection with Circular Documentation.

7. Conduct of business undertakings

a.

Each Party undertakes to the other Party that it shall, and that it shall procure that each other member of the Party’s group shall, during the period between the date of signature of this letter by the Renergen Independent Board (Signature Date) and the earlier of: (a) implementation of the Scheme or the Stand-by Offer; and (b) the date on which it is announced on SENS that the Transaction has failed:

i.

carry on its business in all material respects in the ordinary course, consistent with past practice, and in accordance with its policies and strategies in order to maintain the respective businesses values and protect shareholder value;

ii.	exercise its reasonable endeavours to preserve and protect its rights and assets;
iii.	continue to conduct its business under the same name/s, and in all material respects on the same basis and in the same manner, as it did immediately prior to the Signature Date;
iv.	not enter into any arrangement prohibiting or restricting its right or ability to operate or compete in any market;
v.	not adopt a plan of liquidation or resolutions providing for its liquidation;
vi.	continue to comply with all applicable laws in all material respects;
vii.

obtain and maintain in full force and effect all material approvals required for the conduct of its business, in the places and in the manner in which that business is carried on as at the Signature Date;

viii.

not change, or cause or permit a change of, the nature or scope of any substantial part of its business in any material respect, or cease or suspend, or threaten or propose to cease or suspend, to carry on all or a substantial part of its business;

ix.

not dispose of, or enter into any agreement (whether oral, in writing or otherwise and whether or not subject to conditions precedent) to dispose of, whether by one transaction or a series of transactions, the whole or a substantial or material part of its business, save for transactions that have been disclosed to Renergen; and

x.	not declare, distribute or pay any distribution.

b.

The Company undertakes to ASPI that it shall, and that it shall procure that each other member of the Company's group shall, during the period between the Signature Date and the earlier of: (a) implementation of the Scheme or the Standby Offer; and (b) the date on which it is announced on SENS that the Transaction has failed:

i.

not, other than for purposes of complying with its obligations under the Bonus Share Plan, the Share Appreciation Plan or the agreements to be concluded with participants of the Share Appreciation Rights Plan in accordance with paragraph 5.a.vii above, issue, or cause or permit to be issued, any securities, and not dispose of, or cause or permit to be disposed of, any shares held in treasury;

ii.	not make or undertake any capital expenditure in amounts exceeding ZAR278,000,000, unless provided for in the budget of the Company as approved by the Renergen Board as at the Signature Date;
iii.	not make any material changes to its insurance or pension arrangements otherwise in the ordinary course of business;

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iv.	not repurchase any shares;
v.

not, other than in terms of any funding provided by ASPI to Renergen or otherwise in the ordinary course of business, incur, create, assume or otherwise become liable for any indebtedness (or any other material liability or obligation, including pursuant to any debt financing, leasing or off-balance sheet financing arrangements or any hedging arrangements);

vi.	not, otherwise than in the ordinary course of business, create any encumbrance over any of its material assets;
vii.	not enter into a partnership or other joint venture with a third party that will constitute a Category 1 or 2 transaction as defined in the JSE Listings Requirements;
viii.

not, otherwise in the ordinary course of business, give any guarantee, indemnity or other agreement to secure an obligation of a third party, which shall specifically exclude any member of the Company's group;

ix.

not grant or make any new awards in terms of or for purposes of any share option, share incentive or phantom share plan, other than in the ordinary course of business and in accordance with the Company’s long-term incentive plans in force as at the Signature Date;

x.

not initiate, settle or abandon any claims, litigation, arbitration or other proceedings or make any admissions of liability by or on behalf of any member/s of the Company's group with an aggregate value in excess of ZAR150 million;

xi.	not alter, or agree to alter, any of its constitutional documents in any material respect;
xii.	not alter, amend or vary its accounting policies, unless required by applicable laws or accounting requirements; and
xiii.	not:

1.	terminate, save for breach of contract, poor performance or pursuant to disciplinary action, the employment or office of any of its directors, officers or senior employees;
2.

other than in the ordinary course of business and subject to obtaining the requisite waivers and/or consents from the relevant counterparties in relation to the Transaction, enter into any material contract (whether or not subject to conditions precedent) which contain any change of control provisions; and

3.

materially alter the terms of employment or engagement of any of its directors, officers or senior employees including materially increasing their compensation or benefits (including any that are payable on death, leaving employment or retirement), other than in the ordinary course of business.

c.	Nothing set out in this paragraph 7 shall limit or restrict either Party’s ability to:

i.	take steps necessary to implement or otherwise give effect to the Transaction;
ii.	conduct its business in the ordinary course;
iii.	take steps necessary to prevent or otherwise deal with any emergency that arises or could reasonably be expected to arise.

8. Share-Based Schemes and Options

The Company confirms that, there are no other equity-based compensation plans except for the Bonus Share Plan and the Share Appreciation Rights Plan, and that it shall ensure that before the issue of the Scheme Circular, all rights under the Bonus Share Plan are vested and all eligible shares are issued and included in the total Target Shares in circulation for the implementation of the Scheme or the Stand-by Offer.

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9. Warranties by the Renergen Board

The Company represents, warrants and covenants to ASPI as follows:

a.	Upon the counter signature of this letter, the content has been approved and accepted by the Renergen Independent Board.

b.

The Company will conduct its business as per the business plan that was presented to ASPI prior to signing this letter, and as otherwise contemplated in this letter, and in line with the normal course of business until the earlier of: (i) implementation of the Scheme or the Stand-by Offer; and (ii) the date on which the Transaction fails.

c.

On the date hereof, the Company is a foreign private issuer within the meaning of Rule 405 under the U.S. Securities Act of 1933, as amended (the Securities Act), and U.S. holders (as defined in Rule 800(h) of the Securities Act) of the Company hold no more than 10% of the Target Shares, as calculated in accordance with Rule 802 under the Securities Act. The Company will provide to ASPI any information reasonably requested by ASPI so as to permit the Company to determine whether the exemptions provided under Rule 802 of the Securities Act and Rule 14d-1 of the U.S. Securities Exchange Act of 1934, as amended, are available.

10. Warranties by ASPI

This letter has received the requisite internal approvals from the ASPI board, ASPI shareholders and applicable regulators (to the extent required).

11. Breach

In the event of any of the Parties (Defaulting Party) committing a breach of any of the terms of this Offer letter, including the undertakings set out in paragraph 7 (Conduct of Business Undertakings), and failing to remedy such breach within a period of 30 (thirty) business days after receipt of a written notice from the other Party (Aggrieved Party) calling upon the Defaulting Party so to remedy, then the Aggrieved Party shall be entitled, at its sole discretion and without prejudice to any of its other rights in law, to claim specific performance of the terms of this Agreement and/or to claim and recover damages from the Defaulting Party, provided that no Party shall be entitled to cancel the Offer.

12. Legal Jurisdiction

The provisions of this letter shall be governed by and construed in accordance with the laws of the Republic of South Africa. Furthermore, the Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg in regard to all matters arising from this letter.

13. Confidentiality

a.	The Parties have entered into a confidentiality agreement on or about 24 January 2025 which shall govern, inter alia, the provisions of this letter.

b.

Notwithstanding the provisions of paragraph 13.a above, by their signatures hereto the Parties acknowledge and agree that the contents of this letter and the Transaction are strictly confidential, may constitute inside information (as defined in the Financial Markets Act, 2012 and the United States Securities Exchange Act, 1934) in relation to ASPI and the Company, and may not be disclosed by either Party to any party whatsoever, except to the extent required by law or to professional advisers and employees who need to know such information, provided that such persons have been made aware of the confidential nature thereof and the contents of this paragraph 13. However, the Parties agree that the details of the Transaction will be disclosed as required in the Firm Intention Announcement and in compliance with applicable legal and regulatory requirements.

14. Announcements

From the date of last signature on this letter, neither party will make or publish any announcements pertaining to the Transaction, without first consulting with the other Party in order to enable them in good faith to attempt to agree the content of such announcement, to the extent possible.

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By their signatures below, the parties hereby accept the terms and conditions of this letter.

SIGNED at New York City on this the 19th day of May 2025.

For and on behalf of

ASP ISOTOPES INC.

/s/ Paul Mann
Name: Paul Mann
Capacity: Chief Executive Officer
Who warrants his authority hereto

SIGNED at Sydney on this the 20th day of May 2025.

For and on behalf of

RENERGEN LIMITED

/s/ David King
Name: David King
Capacity: Director and Chairman
Who warrants his authority hereto

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